Exhibit 99.1

LEXINGTON REALTY TRUST TRADED: NYSE: LXP

ONE PENN PLAZA, SUITE 4015

NEW YORK NY 10119-4015

Contact:

Investor or Media Inquiries, Carol Merriman, VP Investor Relations & Corporate Development

Lexington Realty Trust

Phone: (212) 692-7264 E-mail: cmerriman@lxp.com

FOR IMMEDIATE RELEASE

Thursday, May 3, 2007

LEXINGTON REALTY TRUST REPORTS FIRST QUARTER 2007 RESULTS

New York, NY – May 3, 2007 – Lexington Realty Trust (“Lexington”) (NYSE:LXP), a real estate investment trust (REIT) focused on single-tenant real estate investments, today announced results for the first quarter ended March 31, 2007. All per share amounts are on a diluted basis.

First Quarter 2007 Highlights

•	Total gross revenues of $95.2 million
•	Company Funds From Operations (FFO) of $48.7 million or $0.42 per share(1)
•	23 new and renewal leases executed, totaling 1.1 million square feet
•	$78.9 million in real estate acquisitions
•	$41.9 million in real estate dispositions
•	$450.0 million, 5.45% Exchangeable Guaranteed Notes Due 2027 issued
•	$200.0 million, 6.804% Trust Preferred Securities issued
•	$155.0 million, 7.55% Series D Cumulative Redeemable Preferred Stock issued
•	1.1 million shares of Lexington Strategic Asset Corp. purchased for an aggregate of $10.7 million
•	4.1 million shares/units repurchased at an average price of $20.40 per share/unit
•	$0.375 common share/unit dividend/distribution declared, a 2.7% increase over the prior quarter

(1)	See the last page of this press release for a reconciliation of GAAP net income to Company FFO.

COMMENTS FROM MANAGEMENT

T. Wilson Eglin, President and Chief Executive Officer of Lexington Realty Trust stated, “We are pleased with our accomplishments during the first quarter, especially our leasing activity. We executed 23 leases and ended the quarter with approximately 98.0% of our square footage subject to lease. In addition, we restructured our balance sheet in order to create greater flexibility and efficiency by raising $805 million of fixed rate capital with the proceeds primarily used to retire $637.4 million of shorter term floating rate debt, and to repurchase $84.5 million of common shares/units.” Mr. Eglin continued, “We incurred an expense of $700,000 relating to the termination of an interest rate swap in connection with our debt refinancing. Other charges that impacted Company FFO were $200,000 of merger-related costs that were not capitalized, $1.3 million of accelerated amortization relating to terminating a tenant lease, and a $431,000 write-off of costs incurred related to the previously planned initial public offering of Lexington Strategic Asset Corp. With our restructured balance sheet and high occupancy levels in the portfolio, we believe we are well-positioned to implement our business plan over the balance of the year. In the current market where asset values remain high, we expect to be a more active seller of non-core properties, including our retail assets.”

Lexington Realty Trust	Page 2 of 10

FINANCIAL RESULTS

Revenue

For the quarter ended March 31, 2007, total gross revenues increased 84.3% to $95.2 million, compared with total gross revenues of $51.6 million for the quarter ended March 31, 2006. The increase was primarily a result of the year-end merger with Newkirk Realty Trust, Inc.

Net Income (Loss) Allocable to Common Shareholders

For the quarter ended March 31, 2007, net income (loss) allocable to common shareholders was $(3.4) million, compared to the quarter ended March 31, 2006, which had net income allocable to common shareholders of $2.0 million, which included $2.7 million of gains on sales and $1.0 million in debt satisfaction charges. On a per share basis, net income (loss) for the quarter ended March 31, 2007, was ($0.05) compared with net income of $0.04 for the comparable period last year.

Company Funds From Operations Applicable to Common Shareholders

For the quarter ended March 31, 2007, Company Funds From Operations (FFO) was $48.7 million, compared with Company FFO for the quarter ended March 31, 2006 of $28.7 million which includes $1.0 million in debt satisfaction charges. On a per share basis, Company FFO was $0.42 for the quarter ended March 31, 2007, compared with $0.45 for the quarter ended March 31, 2006.

Market Capitalization

At March 31, 2007, Lexington’s total market capitalization was approximately $4.8 billion, based on the New York Stock Exchange closing price of Lexington’s common shares on March 31, 2007 and assuming the conversion of all operating partnership units and share options to common shares, the liquidation preference of preferred shares, and the principal balance of total debt outstanding. At March 31, 2007, Lexington had approximately $2.2 billion in debt outstanding, equating to a debt-to-total market capitalization of approximately 45.5%.

Dividend

On March 5, 2007, Lexington’s Board of Trustees declared a regular quarterly cash dividend/distribution of $0.375 per share/unit, which was paid on April 16, 2007, to common shareholders/unit holders of record as of April 2, 2007. The per share/unit dividend distribution was a 2.7% increase over the previous quarter and Lexington currently pays an annualized dividend of $1.50 per share.

Share Repurchase Authorization

During the quarter ended March 31, 2007, Lexington repurchased approximately 4.1 million common shares/units at an average price of $20.40 per share/unit. Subsequent to quarter end, Lexington repurchased an additional 443,000 common shares at an average price of $21.12 per share. Lexington is currently authorized by its Board of Trustees to repurchase approximately 5.4 million additional common shares/units.

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2007 EARNINGS GUIDANCE

Lexington reaffirmed its previously disclosed 2007, full-year per diluted share Company FFO guidance range of $1.75 to $1.85. This guidance is based on current expectations and is forward-looking.

INVESTMENT ACTIVITY

Acquisitions

During the quarter ended March 31, 2007, Lexington acquired interests in the following four real estate assets, for an aggregate purchase price of approximately $78.9 million.

Orlando, Florida

Lexington Strategic Asset Corp. (“LSAC”), a consolidated subsidiary of Lexington, acquired a single-story, 59,927 square foot educational facility in Orlando, Florida for approximately $14.3 million. The purchase by LSAC was financed with cash balances and a non-recourse first mortgage loan of $10.0 million. The loan bears interest at a fixed-rate of 5.72% and matures in 2017.

The educational facility is 100% net leased to Corinthian Colleges, Inc. with an initial lease term expiring in September 2013. The educational facility is on a 6.78 acre parcel of land located within close proximity to Orlando International Airport, the Florida Turnpike and the Beeline Expressway. Corinthian Colleges, Inc. is one of the largest post-secondary education companies in North America.

Boston, Massachusetts

Lexington acquired a ten-story, 52,337 square foot medical office building in downtown Boston, Massachusetts for approximately $20.0 million. The purchase was financed with cash balances.

The medical office building is 100% net leased to Harvard Vanguard Medical Associates with an initial lease term expiring in May 2012. The medical office building is located in downtown Boston at 147 Milk Street at Post Office Square, in close proximity to Interstates 93 and 90, Faneuil Hall Marketplace, and Boston Common. Harvard Vanguard Medical Associates is a multi-specialty medical group practice with over 500 physicians and 21 offices in Greater Boston.

Shreveport, Louisiana

Lexington acquired a 646,000 square foot distribution facility located in Shreveport, Louisiana for approximately $26.6 million. The purchase was financed with cash balances.

The distribution facility, developed in 2006, is 100% net leased to Libbey Glass, Inc. with an initial lease term expiring in October 2026. The facility is situated on a 78-acre parcel of land and can support an expansion should the tenant elect to expand. Libbey Glass, Inc. engages in the design, manufacture, marketing, and supply of tableware products primarily in the United States and Canada, as well as in Latin America, Asia, and Europe.

Dallas, Texas

Lexington acquired the Gateway Office Center, a two-story, 101,844 square feet office building, within the greater Dallas area for approximately $18.0 million. The purchase was financed with cash balances.

The office building, which is 100% net leased, has been occupied by both Brinks, Inc. and Washington Mutual. Subsequent to the purchase a lease amendment was signed with Brinks, Inc. to occupy the entire building, with an initial lease term expiring in April 2017. The Brink’s Company, through its subsidiaries, Brink’s, Incorporated and Brink’s Home Security, Inc., provides transportation and cash

Lexington Realty Trust	Page 4 of 10

logistics services in North America, Europe, Middle East, and Africa.

Purchase of shares of Lexington Strategic Asset Corp.

During the quarter ended March 31, 2007, Lexington increased its investment in LSAC with the purchase of approximately 1.1 million shares of common stock of LSAC for approximately $10.7 million. As a result, Lexington and its affiliates own substantially all of the fully-diluted outstanding shares of common stock of LSAC.

Additionally, LSAC has commenced an offer to repurchase its common stock not owned by Lexington for $10.00 per share. The repurchase of common stock by LSAC will be financed from its general corporate funds.

Dispositions

During the quarter ended March 31, 2007, Lexington sold its interest in four properties for an aggregate price of $41.9 million. All the properties, which were acquired in the year end merger with Newkirk Realty Trust, Inc., were leased to Honeywell International, Inc. and located in Morris Township, New Jersey.

LEASING ACTIVITY

At March 31, 2007, Lexington’s portfolio was approximately 98.0% leased. For the quarter ended March 31, 2007, Lexington executed 23 leases (new and renewal) for approximately 1.1 million square feet.

Tenant/Guarantor	City	State	Property Type	New or Renewal	Lease Exp	Sq. Ft.
Damar Services, Inc.	Indianapolis	IN	Office	Renewal	3/31/2008	5,756
Zwicker & Associates, P.C.	Hebron	KY	Office	New	3/31/2012	12,356
Ferris, Baker Watts, Inc.	Baltimore	MD	Office	New	9/30/2016	45,909
The Center Club, Inc.	Baltimore	MD	Office	New	9/30/2019	31,306
Middleburg Riddle & Gianna	Dallas	TX	Office	Renewal	12/31/2011	2,558
Worthington Direct, Inc.	Dallas	TX	Office	Renewal	1/31/2012	3,621
General Electric Company	Richmond	VA	Office	New	5/1/2012	24,375
Packet 360, Inc.	Richmond	VA	Office	New	3/31/2014	10,273
Clegg, Daniels & Petrey, LLC	Decatur	GA	Office	New	3/31/2013	1,846
Quaker Sales & Distribution, Inc.	New Kingston	PA	Industrial	New	2/29/2008	179,200
Comprehensive Logistics Inc.	Antioch	TN	Industrial	New	8/31/2007	220,700
Comprehensive Logistics Inc.	Antioch	TN	Industrial	New	12/31/2007	80,000
Dana Corporation	Gordonsville	TN	Industrial	Renewal	8/31/2012	148,000
Mervyn’s	Tustin	CA	Retail	Renewal	12/31/2012	72,000
Kohl’s Department Stores, Inc.	Tallahassee	FL	Retail	New	2/28/2028	90,000
Safeway Stores, Inc.	Minden	LA	Retail	Renewal	11/30/2012	35,000
Food Lion, LLC	Jacksonville	NC	Retail	Renewal	2/28/2013	23,000
Food Lion, LLC	Jefferson	NC	Retail	Renewal	2/28/2013	23,000
Food Lion, LLC	Lexington	NC	Retail	Renewal	2/28/2013	23,000
Food Lion, LLC	Moncks Corner	SC	Retail	Renewal	2/28/2013	23,000
Safeway Stores, Inc.	Granbury	TX	Retail	Renewal	11/30/2012	35,000
Safeway Stores, Inc.	Hillsboro	TX	Retail	Renewal	11/30/2012	35,000
Food Lion, LLC	Staunton	VA	Retail	Renewal	2/28/2013	23,000

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CAPITAL MARKETS ACTIVITY

$450.0 million, 5.45% Exchangeable Guaranteed Notes

During the quarter ended March 31, 2007, one of Lexington’s operating partnership subsidiaries, The Lexington Master Limited Partnership, issued $450.0 million aggregate principal amount of 5.45% Exchangeable Guaranteed Notes Due 2027. Interest on the notes is payable semi-annually beginning on July 15, 2007.

The Lexington Master Limited Partnership used the net proceeds of approximately $439.0 million, after initial purchasers’ discounts and the payment of offering related expenses from the sale of the notes, along with other cash sources, to fully repay indebtedness under its secured credit facility, which was then terminated.

7.55% Series D Cumulative Redeemable Preferred Stock

In February, Lexington issued 6.2 million shares of its 7.55% Series D Cumulative Redeemable Preferred Stock, at a price of $25.00 per share. Net proceeds from the offering of approximately $150.0 million, after underwriters’ discounts and the payment of offering related expenses, were used to repurchase common shares, repay in full the borrowings under Lexington’s unsecured credit facility, and for general corporate purposes.

The preferred shares trade on the New York Stock Exchange under the symbol “LXP_pd”.

$200.0 million Trust Preferred Securities

In March, Lexington sold $200.0 million liquidation amount of Trust Preferred Securities through its consolidated statutory trust subsidiary, LXP Capital Trust I. Lexington holds all of the Common Securities of the subsidiary, which have a liquidation amount of $6.2 million. LXP Capital Trust I’s assets consist solely of $206.2 million of junior subordinated notes concurrently issued by Lexington with terms that mirror the Trust Preferred Securities.

The Trust Preferred Securities have a 30-year term ending April 2037, are redeemable on or after April 30, 2012, at par (plus breakage costs, if any, for redemptions before April 30, 2017) and pay distributions at a fixed rate of 6.804% for the first ten years ending April 2017 and thereafter, at a floating rate of three month LIBOR plus 1.70%. Proceeds from the issuance were used to repay existing indebtedness and, subsequent to quarter end, to purchase the 70.0% interest in Triple Net Investment Company LLC, one of Lexington’s joint venture programs, that it did not already own.

1ST QUARTER 2007 CONFERENCE CALL

On Thursday, May 3, 2007, at 2:00 p.m. Eastern Time, Lexington will host a conference call to discuss its results for the quarter ended March 31, 2007. Lexington’s remarks will be followed by a question and answer period. Interested parties may participate in this conference call by dialing (877) 407-0782 or (201) 689-8567. A taped replay of the call will be available through June 30, 2007 at (877) 660-6853, Account #: 286, Conference ID #: 238741.

A live web cast (listen-only mode) of the conference call will be available at www.lxp.com within the Investor Relations section. An online replay will also be available through June 30, 2007.

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ABOUT LEXINGTON REALTY TRUST

Lexington Realty Trust is a real estate investment trust that owns, invests in, and manages office, industrial and retail properties net-leased to major corporations throughout the United States and provides investment advisory and asset management services to investors in the net lease area. Lexington currently pays an annualized dividend of $1.50 per share. Lexington shares are traded on the New York Stock Exchange under the symbol “LXP”. Additional information about Lexington is available on-line at www.lxp.com or by contacting Lexington Realty Trust, Investor Relations, One Penn Plaza, Suite 4015, New York, New York 10119-4015.

This release contains certain forward-looking statements which involve known and unknown risks, uncertainties or other factors not under Lexington’s control which may cause actual results, performance or achievements of Lexington to be materially different from the results, performance, or other expectations implied by these forward-looking statements. Factors that could cause or contribute to such differences include, but are not limited to, those discussed under the headings “Management’s Discussion and Analysis of Financial Condition and Results of Operations” and “Risk Factors” in Lexington’s most recent annual report on Form 10-K filed with the SEC on March 1, 2007 (the “Form 10-K”) and other periodic reports filed with the SEC, including risks related to, (i) the failure to integrate our operations and properties with those of Newkirk Realty Trust, (ii) the failure to continue to qualify as a real estate investment trust, (iii) changes in general business and economic conditions, (iv) competition, (v) increases in real estate construction costs, (vi) changes in interest rates, or (vii) changes in accessibility of debt and equity capital market. Copies of the Form 10-K and the other periodic reports Lexington files with the SEC are available on Lexington’s website at www.lxp.com. Forward-looking statements, which are based on certain assumptions and describe the Company’s future plans, strategies and expectations, are generally identifiable by use of the words “believes,” “expects,” “intends,” “anticipates,” “estimates,” “projects” or similar expressions. Lexington undertakes no obligation to publicly release the results of any revisions to those forward-looking statements which may be made to reflect events or circumstances after the occurrence of unanticipated events. Accordingly, there is no assurance that Lexington’s expectations will be realized.

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Lexington Realty Trust and Consolidated Subsidiaries

Consolidated Statements of Operations

(in thousands, except share data)

	Three Months Ended March 31,
	2007	2006
Gross revenues:
Rental	$88,792	$46,125
Advisory fees	719	1,063
Tenant reimbursements	5,651	4,433
Total gross revenues	95,162	51,621

Expense applicable to revenues:
Depreciation and amortization	(54,302)	(19,541)
Property operating	(11,475)	(7,697)
General and administrative	(8,816)	(5,614)
Non-operating income	2,560	795
Interest and amortization expense	(32,978)	(17,369)
Debt satisfaction charges	—	(947)

Income (loss) before benefit (provision) for income taxes, minority interests, equity in earnings of non-consolidated entities and discontinued operations	(9,849)	1,248
Benefit (provision) for income taxes	(543)	73
Minority interests share of (income) loss	7,522	(216)
Equity in earnings of non-consolidated entities	3,508	1,268
Income from continuing operations	638	2,373

Discontinued operations:
Income from discontinued operations	2,414	1,732
Debt satisfaction charges	—	(78)
Gains on sales of properties	—	2,653
Minority interests share of (income) loss	(837)	(602)
Total discontinued operations	1,577	3,705
Net income	2,215	6,078
Dividends attributable to preferred shares – Series B	(1,590)	(1,590)
Dividends attributable to preferred shares – Series C	(2,519)	(2,519)
Dividends attributable to preferred shares – Series D	(1,522)	—
Net income (loss) allocable to common shareholders	$(3,416)	$1,969

Income (loss) per common share – basic:
Loss from continuing operations, after preferred dividends	$(0.07)	$(0.03)
Income from discontinued operations	0.02	0.07
Net income (loss) allocable to common shareholders	$(0.05)	$0.04

Weighted average common shares outstanding – basic	68,538,404	51,844,001

Income (loss) per common share – diluted:
Loss from continuing operations, after preferred dividends	$(0.07)	$(0.03)
Income from discontinued operations	0.02	0.07
Net income (loss) allocable to common shareholders	$(0.05)	$0.04

Weighted average common shares outstanding – diluted	68,538,404	51,844,001

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Lexington Realty Trust and Consolidated Subsidiaries

Consolidated Balance Sheets

(in thousands)

	March 31, 2007	December 31, 2006
Assets:
Real estate, at cost	$3,774,018	$3,747,156
Less: accumulated depreciation and amortization	305,432	276,129
	3,468,586	3,471,027
Properties held for sale – discontinued operations	86,540	69,612
Intangible assets, net	434,466	468,244
Cash and cash equivalents	200,120	97,547
Investment in and advances to non-consolidated entities	243,494	247,045
Deferred expenses, net	30,901	16,084
Notes receivable	49,382	50,534
Rent receivable – current	27,916	53,744
Rent receivable – deferred	24,600	29,410
Investment in marketable securities	24,792	32,036
Other assets	81,444	89,574
	$4,672,241	$4,624,857
Liabilities and Shareholders’ Equity:
Liabilities:
Mortgages and notes payable	$1,526,813	$2,126,810
Exchangeable notes payable, including accrued interest	450,000	—
Trust notes payable, including accrued interest	200,000	—
Contract rights payable	12,527	12,231
Dividends payable	30,412	44,948
Liabilities – discontinued operations	48,316	6,064
Accounts payable and other liabilities	24,621	25,877
Accrued interest payable	10,147	10,818
Deferred revenue	325,500	362,815
Prepaid rent	17,215	10,109
	2,645,551	2,599,672
Minority interests	839,144	902,741

Shareholders’ equity	1,187,546	1,122,444
	$4,672,241	$4,624,857

Common shares	66,242	69,052
Operating partnership units	40,166	41,191
Preferred shares	12,460	6,260

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Lexington Realty Trust and Consolidated Subsidiaries

Earnings Per Share and Funds from Operations Per Share

(in thousands, except share data)

	Three Months Ended March 31,
	2007	2006
EARNINGS PER SHARE:
Basic
Income from continuing operations	$ 638	$ 2,373
Less preferred dividends	(5,631)	(4,109)
Loss allocable to common shareholders from continuing operations - basic	(4,993)	(1,736)
Total income from discontinued operations - basic	1,577	3,705
Net (loss) income allocable to common shareholders - basic	$ (3,416)	$ 1,969

Weighted average number of common shares outstanding	68,538,404	51,844,001
Per share data:
Loss from continuing operations, after preferred dividends	$ (0.07)	$ (0.03)
Income from discontinued operations	0.02	0.07
Net (loss) income allocable to common shareholders	$ (0.05)	$ 0.04

Diluted
Loss allocable to common shareholders from continuing operations - basic	$ (4,993)	$ (1,736)
Adjustments:
Incremental income attributed to assumed conversion of dilutive securities	-	-
Loss allocable to common shareholders from continuing operations - diluted	(4,993)	(1,736)
Total income from discontinued operations - diluted	1,577	3,705
Net (loss) income allocable to common shareholders - diluted	$ (3,416)	$ 1,969

Weighted average number of shares used in calculation of basic earnings per share	68,538,404	51,844,001
Add incremental shares representing:
Shares issuable upon exercise of employee share options	-	-
Shares issuable upon conversion of dilutive interests	-	-
Weighted average number of shares used in calculation of diluted earnings per common share	68,538,404	51,844,001
Per share data:
Loss from continuing operations, after preferred dividends - diluted	$ (0.07)	$ (0.03)
Income from discontinued operations - diluted	0.02	0.07
Net (loss) income allocable to common shareholders - diluted	$ (0.05)	$ 0.04

(continued)

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Lexington Realty Trust and Consolidated Subsidiaries

Earnings Per Share and Funds from Operations Per Share – (continued)

(in thousands, except share data)

	Three Months Ended March 31,
	2007	2006
COMPANY FUNDS FROM OPERATIONS: (1)
Basic and Diluted:
Net (loss) income allocable to common shareholders	$ (3,416)	$ 1,969
Adjustments:
Depreciation and amortization	54,632	20,127
Minority interests - OP units	(7,419)	1,021
Amortization of leasing commissions	253	139
Joint venture adjustment - depreciation	2,114	5,482
Preferred dividends - Series C	2,519	2,519
Gains on sale of properties	-	(2,653)
Taxes incurred on sale of property	-	49
Company Funds From Operations	$ 48,683	$ 28,653

Basic:
Weighted average shares outstanding - basic EPS	68,538,404	51,844,001
Operating Partnership Units	40,548,922	5,653,092
Preferred Shares - Series C	5,779,330	5,779,330
Weighted average shares outstanding – basic Company FFO	114,866,656	63,276,423
Company FFO per share	$ 0.42	$ 0.45

Diluted:
Weighted average shares outstanding - diluted EPS	68,538,404	51,844,001
Common shares options	630	32,069
Operating Partnership Units	40,548,922	5,653,092
Preferred Shares - Series C	5,779,330	5,779,330
Weighted average shares outstanding - diluted Company FFO	114,867,286	63,308,492
Company FFO per share	$ 0.42	$ 0.45

1 Lexington believes that Funds from Operations (“FFO”) is a widely recognized and appropriate measure of the performance of an equity REIT. Lexington presents FFO because it considers FFO an important supplemental measure of Lexington’s operating performance. Lexington believes FFO is frequently used by securities analysts, investors and other interested parties in the evaluation of REITs, many of which present FFO when reporting their results. FFO is intended to exclude generally accepted accounting principles (“GAAP”), historical cost depreciation and amortization of real estate and related assets, which assumes that the value of real estate diminishes ratably over time. Historically, however, real estate values have risen or fallen with market conditions. As a result, FFO provides a performance measure that, when compared year over year, reflects the impact to operations from trends in occupancy rates, rental rates, operating costs, development activities, interest costs and other matters without the inclusion of depreciation and amortization, providing perspective that may not necessarily be apparent from net income.

Lexington computes FFO in accordance with standards established by the National Association of Real Estate Investment Trusts, Inc. (“NAREIT”). FFO is defined by NAREIT as “net income (or loss) computed in accordance with GAAP, excluding gains (or losses) from sales of property, plus real estate depreciation and amortization and after adjustments for unconsolidated partnerships and joint ventures.” FFO does not represent cash generated from operating activities in accordance with GAAP and is not indicative of cash available to fund cash needs. FFO should not be considered as an alternative to net income as an indicator of our operating performance or as an alternative to cash flow as a measure of liquidity.

Lexington includes in its calculation of FFO, which Lexington refers to as the “Company’s funds from operations” or “Company FFO,” Lexington’s operating partnership units and Lexington’s Series C Cumulative Convertible Preferred Shares because these securities are convertible, at the holder’s option, into Lexington’s common shares. Management believes this is appropriate and relevant to securities analysts, investors and other interested parties because Lexington presents Company FFO on a company-wide basis as if all securities that are convertible, at the holder’s option, into Lexington’s common shares, are converted. Since others do not calculate FFO in a similar fashion, Company FFO may not be comparable to similarly titled measures as reported by others.

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